Exhibit 4.1

Execution Version

SECOND AMENDED AND RESTATED

EQUITY RIGHTS AGREEMENT

This Second Amended and Restated Equity Rights Agreement (this “Agreement”) is made and entered into on February 13, 2018, by and among Quintana Energy Services Inc. (the “Company”), Quintana Energy Partners—QES Holdings L.L.C., a Delaware limited liability company (“QES Fund”), Quintana Energy Fund—FI, LP, a Cayman Islands limited partnership (“FI Fund”), Quintana Energy Fund—TE, LP, a Cayman Islands limited partnership (“TE Fund,” and together with QES Fund and FI Fund, the “Quintana Funds”), Archer Holdco LLC, a Texas limited liability company (“Archer Holdco”), Geveran Investments Limited, a limited company organized under the laws of Cyprus (“Geveran”), and Robertson QES Investment LLC, a Delaware limited liability company (the “Robertson Investor” and, together with the Company, the Quintana Funds, Archer Holdco and Geveran, the “Parties”).

WHEREAS, Quintana Energy Services LP, a Delaware limited partnership (the “Partnership”), Quintana Energy Services GP LLC, a Delaware limited liability company and general partner of the Partnership (“QES GP”), Archer Holdco and QES Holdco LLC, a Delaware limited liability company (“QES Holdco” and, collectively with the Partnership, QES GP and Archer Holdco, the “Original Parties”) entered into that certain Equity Rights Agreement, dated December 31, 2015 (the “ERA”), setting forth certain rights among them in relation to Archer Holdco’s ownership of common units representing limited partner interests of the Partnership (“Units”) and 50% of the membership interest of QES GP; and

WHEREAS, pursuant to that certain Warrant Purchase Agreement, dated December 19, 2016 (the “Warrant Agreement”), by and among the Partnership, Archer Holdco, Geveran and the Robertson Investor (collectively, the “Warrant Holders”), each Warrant Holder received warrants to purchase Units (the “Warrants”) that, when exercised in accordance with the terms of that certain Warrant Agreement, dated December 19, 2016, by and among the Partnership and the Warrant Holders, entitles each respective Warrant Holder to receive a specified number of Warrant Exercise Units (as defined herein); and

WHEREAS, in connection with the Warrant Purchase Agreement and the related transactions contemplated thereby, the Original Parties, Geveran and the Robertson Investor entered into that certain Amended and Restated Equity Rights Agreement, dated December 19, 2016 (the “A&R ERA”), setting forth certain rights of the Warrant Holders in addition to the rights of the Original Parties;

WHEREAS, effective as of May 11, 2017, Geveran transferred its Warrants to Geveran Blocker, LLC, a Delaware limited liability company (“Geveran Blocker”) and Geveran Blocker executed a joinder to the A&R ERA;

WHEREAS, effective August 18, 2017, Geveran Blocker transferred 1,513,404 of its Warrants to QES Investment Blocker, LLC, a Delaware limited liability company (“QES Investment Blocker”), in exchange for payment thereof totaling approximately $39,000;

WHEREAS, in connection with a proposed initial public offering (the “IPO”) of shares of common stock, par value $0.01 (the “Common Stock”), of the Company, (a) Archer Holdco, Geveran Blocker, QES Investment Blocker and the Robertson Investor have exercised their Warrants to receive their respective Warrant Exercise Units, (b) the Company has directly or indirectly acquired all of the outstanding equity of QES Holdco and the Partnership to become the holding company for QES Holdco, the Partnership and the subsidiaries of the Partnership, (c) the Quintana Funds have received shares of Common Stock of the Company in exchange for their equity interests in QES Holdco, and have executed joinders to the A&R ERA; (d) Archer Holdco, Geveran Blocker and the Robertson Investor have received shares of Common Stock in exchange for the Warrant Exercise Units, (e) Geveran Blocker was merged with and into the Company, with the Company surviving the merger and as a result, Geveran became the holder of the Common Stock in the Company received by Geveran Blocker and (f) Archer Holdco has purchased 1,000,000 shares of Common Stock, Famatown Finance Limited, an affiliate of Geveran, has purchased 2,000,000 shares of Common Stock, QEP Management Co. L.P., an affiliate of the Quintana Funds, has purchased 100,000 shares of Common Stock and Corbin J. Robertson, Jr. an affiliate of Robertson Investor, has purchased 100,000 shares of Common Stock, each from the underwriters in the IPO (such actions, the “IPO Transactions”);

WHEREAS, in connection with the IPO Transactions and effective as of the Effective Time (as defined herein), the Parties desire to amend and restate the A&R ERA so as to agree as to certain rights among them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the Parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” including the correlative term “Affiliated” means, when used with respect to a specified Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a specified Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Archer Group” means Archer Holdco, Archer Well Company Inc., Seadrill Limited, Lime Rock Partners V L.P., Hemen Holding Limited, Geveran and any entity directly or indirectly Affiliated with such entities, and any partners, members or shareholders of any such entities, including subsidiaries of such entities directly or indirectly controlling or controlled by any of the foregoing.

“Archer Holdco” is defined in the preamble.

“A&R ERA” is defined in the recitals.

“Board” means the Board of Directors of the Company.

“Bylaws” means the bylaws of the Company, as they may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as it may be amended from time to time.

“Common Stock” is defined in the recitals.

“Company” is defined in the preamble.

“Company Shares” means the shares of common stock or other equity securities of the Company, and any securities into which such shares of common stock or other equity securities shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of common stock or other equity securities.

“Confidential Information” is defined in Section 4(m).

“Director” means each member of the Board.

“Effective Time” means that time immediately following the consummation of the IPO Transactions and immediately prior to the closing of the IPO.

“ERA” is defined in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FI Fund” is defined in the preamble.

“GAAP” means the generally accepted accounting principles, as in effect in the United States of America from time to time.

“Geveran” is defined in the preamble.

“Geveran Blocker” is defined in the recitals.

“Indemnification Agreement” is defined in Section 4(b).

“Indemnitee” is defined in Section 4(b).

“Independence Deadline” shall mean the first anniversary of the effective date of the Registration Statement on Form S-1 filed in connection with the IPO.

“Independent Director” means a person that satisfies both (a) the requirements to qualify as an “independent director” under the listing rules of the NYSE and (b) the independence criteria set forth in Rule 10A-3 under the Exchange Act, as amended from time to time.

“IPO” is defined in the recitals.

“IPO Transactions” is defined in the recitals.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares held by such party or its Affiliates, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“NYSE” is defined in Section 2(a).

“Original Parties” is defined in the recitals.

“Parties” is defined in the preamble.

“Partner Indemnitors” is defined in Section 4(b).

“Partnership” is defined in the recitals.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, regardless of whether a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“QES Fund” is defined in the preamble.

“QES GP” is defined in the recitals.

“QES Holdco” is defined in the recitals.

“QES Investment Blocker” is defined in the recitals.

“Quintana Funds” is defined in the preamble.

“Quintana Group” means the Quintana Funds, the Robertson Investor and any entity directly or indirectly Affiliated with such entities, and any partners, members or shareholders of any such entities, including subsidiaries of such entities directly or indirectly controlling or controlled by any of the foregoing.

“Robertson Investor” is defined in the preamble.

“Stockholder” means any holder of Company Shares that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Stockholder Percentage” of any Stockholder means the percentage of Common Stock held by such Stockholder and its Affiliates on a fully diluted basis, including equity securities exercisable into Common Stock.

“TE Fund” is defined in the preamble.

“Units” is defined in the recitals.

“Warrant Agreement” is defined in the recitals.

“Warrant Exercise Units” means Units issuable upon exercise of the Warrants.

“Warrant Holder” is defined in the recitals.

“Warrant Purchase Agreement” is defined in the recitals.

“Warrants” is defined in the recitals.

2. Board Representation.

(a) Beginning at the Effective Time and subject to the terms of this Agreement, the Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised of, initially, six directors, and, by the Independence Deadline, seven directors (provided, that the number of directors may be increased to satisfy the minimum requirements of applicable laws and the listing requirements of the New York Stock Exchange (the “NYSE”), as applicable, reasonably accounting for Independent Directors and required committee positions), one of whom shall be the Chief Executive Officer, initially two of whom, and, by the Independence Deadline, three of whom shall be Independent Directors designated pursuant to Section 2(a)(ii) below, and the remainder of which shall be designated pursuant to Section 2(a)(i) below. The initial Board shall consist of the persons listed on Schedule A. For purposes of this Section 2, the members of the Quintana Group shall be treated as a single “Stockholder” and their Stockholder Percentage shall be aggregated for purposes of Section 2(a)(i) below.

(i) For so long as each of the Stockholders holds the corresponding Stockholder Percentage set forth in the table below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that aggregate number of Directors set forth opposite the range of its Stockholder Percentage:

Range of Stockholder Percentages		Number of
Equal to or greater than	Less than	Designees
0	10	0
10	20	1
20	50	2
50	100	Majority

(ii) The nomination of Independent Directors to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected will be the responsibility of the full Board.

(b) Decrease in Directors. Upon any decrease in the number of directors that a Stockholder is entitled to designate for nomination to the Board, such Stockholder shall take all Necessary Action to cause the appropriate number of Directors designated by such Stockholder to offer to tender their resignation, effective as of the Company’s next annual meeting. If such resignation is accepted by the Board, the Company and the Stockholders shall take all Necessary Action to cause the authorized size of the Board to be reduced accordingly. For the avoidance of doubt, any Director resigning pursuant to this Section 2(b) shall be permitted to continue serving as a Director until the Company’s next annual meeting.

(c) Removal; Vacancies. Except as provided in Section 2(b), and subject to the Certificate of Incorporation and Bylaws of the Company, (i) each Stockholder shall have the exclusive right to remove its designees from the Board, and the Company and the Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the designating Stockholder and (ii) each Stockholder shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its designees to the Board, and the Company and the Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Stockholder as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Stockholder shall have the right to designate a replacement director, and the Company and the Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Stockholder in excess of the number of directors that such Stockholder is then entitled to designate for membership on the Board pursuant to this Agreement.

(d) Additional Directors. For so long as any Stockholder has the right to designate at least one director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed seven; provided, that the number of directors may be increased if necessary to satisfy the minimum requirements of applicable laws and the listing requirements of the NYSE, as applicable, reasonably accounting for Independent Directors and required committee positions.

(e) Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would affect the provisions of this Agreement and the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated in accordance with this Section 2 and to otherwise effect the intent of this Section 2. Each Stockholder agrees not to take action to remove each other’s director nominees from office pursuant to Section 5.6 of the Certificate of Incorporation unless such removal is for cause.

(f) This Section 2 shall terminate automatically (without any action by any Party hereto) as to each Stockholder upon the later of (i) the time at which such Stockholder no longer has the right to designate an individual for nomination to the Board under this Agreement and (ii) the time at which the Stockholders collectively cease to hold in aggregate at least fifty percent (50%) of the outstanding shares of Common Stock.

3. Covenants.

(a) For so long as any Stockholder is entitled to designate a Director pursuant to Section 2, the Company shall:

(i) reimburse the members of the Board for reasonable and documented expenses that are incurred as a result of serving as a Director, including all reasonable and documented out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including without limitation, travel, lodging and meal expenses. The Company shall also reimburse newly added members of the Board for travel expenses relating to orientation, and each member of the Board for the reasonable expenses of attendance at one external training program per year;

(ii) execute and deliver to each initial Director serving as a director of the Company as of the Effective Time, an Indemnification Agreement, and from and after the date hereof, simultaneously with any person becoming a Director, the Company shall execute and deliver to each such Director an Indemnification Agreement dated the date such Director becomes a director of the Company; and

(iii) obtain and maintain customary director and officer indemnity insurance on commercially reasonable terms.

4. Miscellaneous.

(a) Termination. Other than with respect to Section 4(b), which shall survive until such time as waived or revoked in writing by the Stockholder that is a beneficiary of the obligations set forth in such provision, and with respect to Section 2, which will terminate as described in Section 2(f), this Agreement will terminate in its entirety and will have no further force or effect at such time when no Stockholder has a Stockholder Percentage greater than or equal to 10%.

(b) Indemnification Priority. The Company hereby acknowledges that, in addition to the rights provided to each Director or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) or the indemnification agreements that such Indemnitees shall enter into with the Company upon the closing of the IPO

Transactions and thereafter from time to time (collectively, the “Indemnification Agreements”), the Indemnitees may have certain rights to indemnification, advancement of expenses or insurance provided by one of the Stockholders, as the case may be, or one or more of its respective Affiliates (excluding the Company and its Subsidiaries) now or hereafter (with respect to the Quintana Group or the Archer Group, as applicable, the “Partner Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements or this Agreement, the Company hereby agrees that, to the fullest extent permitted by law, with respect to its indemnification and advancement obligations to the Indemnitees under the Indemnification Agreements, this Agreement or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Indemnitees are primary and any obligation of the Partner Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Indemnitees is secondary and excess), (ii) shall be required to advance the full amount of expenses incurred by each Indemnitee and shall be liable for the full amount of all losses, liabilities, damages, deficiencies, fines and assessments, claims, judgments, awards, settlements, demands, offsets, costs or expenses (including without limitation, interest, penalties, court costs, arbitration costs and fees, costs of investigation, witness fees, fees and expenses of outside attorneys, investigators, expert witnesses, accountants and other professionals, and any federal, state, local or foreign tax imposed as a result of actual or deemed receipt of any payments by the Indemnitee pursuant to this Agreement) of each Indemnitee or on his, her or its behalf to the extent legally permitted and as required by this Agreement and the Indemnification Agreements, without regard to any rights such Indemnitees may have against the Partner Indemnitors or their insurers, and (iii) irrevocably waives and relinquishes, and releases the Partner Indemnitors and such insurers from, any and all claims against the Partner Indemnitors or such insurers for contribution, subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Partner Indemnitor or its insurer should advance any expenses or make any payment to any Indemnitee for matters subject to advancement or indemnification by the Company pursuant to this Agreement or otherwise, the Company shall promptly reimburse such Partner Indemnitor or insurer and that such Partner Indemnitor or insurer shall be subrogated to all of the claims or rights of such Indemnitee under the Indemnification Agreements, this Agreement or otherwise, including to the payment of expenses in an action to collect. The Company agrees that any Partner Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this Section 4(b), and as such, will be able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 4(b), the other terms set forth in this Agreement or the rights of the Partner Indemnitors or their insurers hereunder.

(c) Entire Agreement. This Agreement, together with any Indemnification Agreement, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreement or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of each of the Stockholders, which consents shall be sufficient for assignment. Any purported assignment of this Agreement in violation of the immediately preceding sentence shall be null and void ab initio.

(e) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (iii) if sent by facsimile transmission, when transmitted and receipt is confirmed; (iv) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in Section 4(e)(i), Section 4(e)(ii) or Section 4(e)(iii), when transmitted and receipt is confirmed; and (v) if otherwise actually personally delivered, when delivered. All communications to the Parties shall be sent to the following addresses (or any other address that any such party may designate by written notice to the other party):

If to the Company:

1415 Louisiana Street, Suite 2900

Houston, Texas 77008

Attention: D. Rogers Herndon

Facsimile: (713) 751-7520

E-mail: rherndon@qeplp.com

If to any of the Quintana Funds:

1415 Louisiana Street, Suite 2400

Houston, Texas 77008

Attention: Corbin J. Robertson, Jr.

Facsimile: (713) 751-7520

E-mail: crobertson@quintanaminerals.com

If to the Robertson Investor:

c/o Corbin J. Robertson, Jr.

1415 Louisiana Street, Suite 2900

Houston, Texas 77008

Attention: Corbin J. Robertson, Jr.

Facsimile: (713) 751-7520

E-mail: crobertson@quintanaminerals.com

If to Archer Holdco:

Archer Holdco LLC

c/o Archer Well Company Inc.

Clara Road Business Park

5510 Clara Road

Houston, Texas 77041

Attention: Legal

Facsimile: (281) 301-2795

E-mail: Legal@archerwell.com

If to Geveran:

c/o Seatankers Management Co. Ltd

Correspondence address:

PO Box 53562, CY 3399 Limassol, Cyprus

and

Mailing address:

Deana Beach Apts

Block 1-Flat411, Fourth Floor

33 Promachon Eleftherias Street

Ayios Athanasios

CY4103-Limassol

Cyprus

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(g) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States of America or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts, and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, regardless of whether intentional, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j) No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(k) Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law.

(l) Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Company Shares” as such term is used herein for purposes of this Agreement.

(m) Sharing of Information. To the extent permitted by antitrust, competition or any other applicable law, each Stockholder agrees and acknowledges that the directors designated by each Stockholder may share confidential, non-public information (the “Confidential Information”) about the Company and its subsidiaries with the Quintana Group, the Archer Group, and Geveran, respectively. Each Stockholder recognizes that it, or its Affiliates, has acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of such Stockholder, (ii) disclosure is required by applicable law or court of competent jurisdiction or requested by a governmental agency, provided, that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information was available or becomes available to such Stockholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the Stockholder or its representatives without the use of Confidential Information. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit a Stockholder from disclosing Confidential Information to any Affiliate, representative, limited partner, member or shareholder of such Stockholder; provided, that such Shareholder shall be responsible for any breach of this Section 4(m) by any such person.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including, without limitation,” and the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or.” All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Schedules, Articles, Sections or subdivisions thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument, and all captions of the articles, sections or subsections thereof appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such articles, sections or subsections, or in any way affect this Agreement. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. References to a Party shall include its permitted successors and assigns. All references to prices, values or monetary amounts refer to United States dollars. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the corresponding section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

QUINTANA ENERGY SERVICES INC.

By:	/s/ D. Rogers Herndon
Name:	D. Rogers Herndon
Title:	Chief Executive Officer, President and Director

ARCHER HOLDCO LLC

By:	/s/ Robin Brice
Name:	Robin Brice
Title:	Vice President and Secretary

GEVERAN INVESTMENTS LIMITED

By:	/s/ Spyros Episkopou
Name:	Spyros Episkopou
Title:	Director

ROBERTSON QES INVESTMENT LLC

By:	/s/ Corbin J. Robertson, Jr.
Name:	Corbin J. Robertson, Jr.
Title:	Manager

Signature Page to

Amended and Restated Equity Rights Agreement

QUINTANA ENERGY PARTNERS—QES HOLDINGS, L.L.C.

By:	Quintana Energy Partners, L.P., its managing member

By:	Quintana Energy Capital Group, L.P., its general partner

By:	Quintana Capital Group GP, Ltd., its general partner

By:	/s/ Dwight L. Dunlap
Name:	Dwight L. Dunlap
Title:	Managing Director and Chief Financial Officer

QUINTANA ENERGY FUND-FI, LP

By:	Quintana Capital Group, L.P. its general partner

By:	Quintana Capital Group GP, Ltd., its general partner

By:	/s/ Dwight L. Dunlap
Name:	Dwight L. Dunlap
Title:	Managing Director and Chief Financial Officer

Signature Page to

Amended and Restated Equity Rights Agreement

QUINTANA ENERGY FUND-TE, LP

By:	Quintana Capital Group, L.P., its general partner

By:	Quintana Capital Group GP, Ltd., its general partner

By:	/s/ Dwight L. Dunlap
Name:	Dwight L. Dunlap
Title:	Managing Director and Chief Financial Officer

Signature Page to

Amended and Restated Equity Rights Agreement

Solely for purposes of Sections 7(d) and 7(h) of the A&R ERA:

QUINTANA ENERGY SERVICES GP LLC

By:	/s/ D. Rogers Herndon
Name:	D. Rogers Herndon
Title:	President and Chief Executive Officer

QUINTANA ENERGY SERVICES LP

By:	Quintana Energy Services GP LLC, its general partner

By:	/s/ D. Rogers Herndon
Name:	D. Rogers Herndon
Title:	President and Chief Executive Officer

QES HOLDCO LLC

By:	/s/ D. Rogers Herndon
Name:	D. Rogers Herndon
Title:	President and Chief Executive Officer

Signature Page to

Amended and Restated Equity Rights Agreement

Schedule A

Initial Directors:

1.	Chief Executive Officer

a.	Rogers Herndon

2.	Quintana Funds

a.	Corbin J. Robertson, Jr.

3.	Archer Holdco

a.	Dag Skindlo

b.	Gunnar Eliassen

4.	Independent Directors

a.	Dalton Boutte

b.	Rocky Duckworth